Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our charter and bylaws in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC.

Authorized and Outstanding Stock

Our charter authorizes the issuance of (a) 501,000,000 shares of capital stock, consisting of (x) 500,000,000 authorized shares of common stock, including (1) 400,000,000 authorized shares of Class A common stock, (2) 100,000,000 authorized shares of Class B common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of March 13, 2023, there were 38,452,047 shares of Class A common Stock outstanding; (b) 1,268,253 shares of Class B common stock outstanding; and (c) no shares of preferred stock outstanding.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our charter or our bylaws, or as required by the applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our outstanding shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Class B common stock

The Class B common stock is a voting, non-economic class of common stock, with a par value of $0.0001 per share. Holders of the Class B common stock vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. The holders of Class B common stock generally have the right to cause Atlas TC Holdings LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Holdings”) to redeem all or a portion of their common units of Holdings (“Holdings Units”) in exchange for shares of the Class A common stock or, at Holdings’ option, an equivalent amount of cash. Upon the future exchange of Holdings Units held by any holder of Class B common stock, a corresponding number of shares of Class B common stock held by such holder of Class B common stock will be canceled. Our charter provides that Class B common stock is not entitled to receive dividends, if declared by our Board, or to receive any portion of any such assets in respect of their shares upon liquidation, dissolution, distribution of assets or winding up of the post-combination company.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in our discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B common stock are not entitled to share in any such dividends or other distributions.

Liquidation, Dissolution and Winding-Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. Holders of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.

Preemptive or Other Rights

The Company’s stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Election of Directors

The Board is classified into three classes, designated as Class I, Class II and Class III. Messrs. Ferraioli and Boyer and Ms. Richmond currently serve as Class I directors (the “Class I Directors”), Messrs. Weiss and Duncan currently serve as Class II directors (the “Class II Directors”) and Messrs. Henley, Lemoine and Temple currently serve as Class III directors (the “Class III Directors”). The Class I Directors’ term will expire at the 2023 annual meeting of stockholders; the Class II Directors’ term will expire at the 2024 annual meeting of stockholders; and the Class III Directors’ term will expire at the 2025 annual meeting of stockholders. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Preferred Stock

Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Registration Rights

Continuing Members Registration Rights Agreement

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, the Company entered into a registration rights agreement (the “Continuing Members RRA”) with Atlas Holdings and its limited partners (the “Continuing Members”). Under the Continuing Members RRA, the Company has certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

Following the consummation of the Atlas Business Combination, the Company filed a registration statement registering the resale of the Continuing Member Registrable Securities. Additionally, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members under the Continuing Member RRA.

Holders of the Continuing Member Registrable Securities have certain “piggy-back” registration rights with respect to registration statements. The company will bear the expenses incurred in connection with the filing of any such registration statements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Class A common stock is listed on the Nasdaq under the symbol “ATCX.” Our warrants were previously listed on the Nasdaq under the symbol “ATCXW.” In November 2020, all warrants were exchanged for Class A common stock, and on December 2, 2020, Nasdaq filed a Form 25 to deregister the warrants from the exchange.

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